Filed Pursuant to Rule 424(b)(2)
Registration No. 333-274646

PRICING SUPPLEMENT No. 5, dated December 10, 2024

(To prospectus, dated September 22, 2023, and

prospectus supplement, dated September 22, 2023)

Senior Medium-Term Notes, Series A

Due 9 Months or More from Date of Issue

This pricing supplement supplements the terms and conditions in the prospectus, dated September 22, 2023 (the “base prospectus), as supplemented by the prospectus supplement, dated September 22, 2023 (the “prospectus supplement” and together with the base prospectus, and all documents incorporated herein by reference therein and herein, the “prospectus”), and relates to the offering and sale of $1,000,000,000 aggregate principal amount of 5.385% Fixed Rate/Floating Rate Senior Notes due January 16, 2036 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

Term	Fixed Rate/Floating Rate Notes
CUSIP / ISIN Nos.	55261F AV6 / US55261FAV67
Series	Series A (Senior)
Form of Note	Book-Entry
Principal Amount	$1,000,000,000
Trade Date	December 10, 2024
Original Issue Date	December 17, 2024 (T+5)
Maturity Date	January 16, 2036
Redemption Terms	[X] Make-whole Redemption Option (0.200%)
First Par Call Date: January 16, 2035
Par Call Date: October 18, 2035
Repayment Terms	The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.
Distribution	Underwritten basis
Authorized Denomination	$2,000, or any amount in excess of $2,000 that is a whole multiple of $1,000.
Issue Price (Dollar Amount and Percentage of Principal Amount)	$1,000,000,000/100.000%
Net Proceeds (Before Expenses) to the Company	$997,740,000
Interest Rate	[ ] Fixed Rate
[ ] Floating Rate
[ ] Fixed Rate Reset
[X] Fixed Rate/Floating Rate
[ ] Zero Coupon
Base Rate or Reset Reference Rate(s)	[ ] Compounded CORRA
[ ] CMT Rate:
[ ] Refinitiv Page FRBCMT
[ ] Refinitiv Page FEDCMT
[ ] One-Week [ ] One-Month
[ ] EURIBOR
[X] SOFR:
[ ] Compounded SOFR
[X] Compounded Index Rate
[ ] SONIA:
[ ] Compounded SONIA
[ ] Compounded SONIA Rate with Compounded Index
[ ] Treasury Rate
[ ] Other Floating Rate (as described below)

Interest Rate / Initial Interest Rate	During the Fixed Rate Period, 5.385% per annum; during the Floating Rate Period, a Compounded SOFR calculated using “Compounded Index Rate” method as described in the prospectus supplement under “Description of Notes—Calculation of Interest—SOFR Notes—Compounded SOFR Index Notes,” determined for each quarterly Interest Period, plus the Spread.
Spread	+161 basis points
Spread Multiplier	Not applicable
Interest Payment Dates	With respect to the Fixed Rate Period, January 16 and July 16 of each year, commencing on January 16, 2025 (short first interest period) and ending on January 16, 2035. With respect to the Floating Rate Period, April 16, 2035, July 16, 2035, October 16, 2035 and the Maturity Date.
Interest Periods	With respect to the Fixed Rate Period, each semi-annual period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the Fixed Rate Period, the Original Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the Fixed Rate Period, the first day of the Floating Rate Period).
With respect to the Floating Rate Period, each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the Floating Rate Period, the first day of the Floating Rate Period) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date or earlier redemption date).
Fixed Rate Period	From and including the Original Issue Date to, but excluding, January 16, 2035.
Floating Rate Period	From and including January 16, 2035 to, but excluding, the Maturity Date.
Regular Record Dates	The close of business on the Business Day preceding the applicable Interest Payment Date.
Interest Determination Dates	Two U.S. Government Securities Business Days preceding the applicable Interest Payment Date with respect to the Floating Rate Period (or, in the case of the final Interest Period, the Maturity Date or earlier redemption date).
Observation Period	With respect to each Interest Period with respect to the Floating Rate Period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or, in the case of the final Interest Period, the Maturity Date or earlier redemption date).
Interest Reset Dates	For the Floating Rate Period, each Interest Payment Date, other than the Maturity Date.
Day Count	With respect to the Fixed Rate Period, 30/360; with respect to the Floating Rate Period, Actual/360.

Calculation Agent	We will appoint a calculation agent, which may include M&T, or an affiliate of M&T, including M&T Bank and Wilmington Trust, prior to the commencement of the Floating Rate Period.
Maximum Interest Rate	Maximum rate permitted by New York law, as the same may be modified by United States law of general application.
Minimum Interest Rate	Zero
Original Issue Discount Notes	Not applicable

The Notes are unsecured. The Notes will rank equally with all of our other unsecured and unsubordinated indebtedness that is not accorded a priority under applicable law.

The Notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-7 of the prospectus supplement and the discussion of risk factors contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated herein by reference.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, the New York State Department of Financial Services or the Board of Governors of the Federal Reserve System or any other governmental agency has approved or disapproved of the notes passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public	100.000%	$1,000,000,000
Agents’ Discount	0.226%	$2,260,000
Net Proceeds (Before Expenses) to Us	99.774%	$997,740,000

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants on or about December 17, 2024.

Joint Book-Running Managers

RBC Capital Markets	BofA Securities	M&T Securities

Co-Managers

Academy Securities	Siebert Williams Shank

December 10, 2024

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for general corporate purposes, including investments in and advances to our bank and nonbank subsidiaries, reduction of outstanding borrowings or indebtedness, short and long-term investments and financing possible future acquisitions including, without limitation, the acquisition of banking and nonbanking companies and financial assets and liabilities. All or a portion of the net proceeds from the sale of Notes may also be used to finance, in whole or in part, our repurchase of common shares pursuant to any share repurchase program securities repurchases undertaken from time to time. The precise amounts and timing of the application of proceeds will vary with liquidity and funding requirements.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The Company believes that the Notes should be treated as variable rate Notes that are not issued with original issue discount for United States federal income tax purposes. See the discussion in the prospectus supplement under “Certain United States Federal Income Tax Considerations” for a discussion of the United States federal income tax consequences of investing in the Notes.

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

We have entered into a terms agreement, dated December 10, 2024 (the “Terms Agreement”), with the agents named below. Subject to the terms and conditions set forth in the Terms Agreement, we have agreed to sell to the agents, and the agents have agreed, severally and not jointly, to purchase, the principal amount of Notes set forth opposite their respective names below:

Agent	Amount of Notes
RBC Capital Markets, LLC	$410,000,000
BofA Securities, Inc.	410,000,000
M&T Securities, Inc.	150,000,000
Academy Securities, Inc.	15,000,000
Siebert Williams Shank & Co., LLC	15,000,000

Total	$1,000,000,000

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this pricing supplement, which will be on the fifth business day following the date the notes are priced (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or the following business day will be required, by virtue of the fact that the Notes initially will not settle in T+1, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for additional information.

MASTER GLOBAL NOTE

The information set forth under the headings “Use of Proceeds,” “Certain United States Federal Income Tax Considerations,” “Supplemental Information Concerning the Plan of Distribution,” “Concurrent Registered Offering,” and “Validity of the Securities” are not terms of the Notes and shall not be deemed to be incorporated by reference into, set forth in, or form a part of the master global note with respect to the Notes.

CONCURRENT REGISTERED OFFERING

In a concurrent registered offering (the “Concurrent Registered Offering”), we are offering $500,000,000 aggregate principal amount of 4.833% Fixed Rate/Floating Rate Senior Notes due January 16, 2029 (the “Notes due 2029”). The Notes due 2029 are being offered pursuant to a separate pricing supplement. The closing of this offering is not conditioned on the closing of the Concurrent Registered Offering and the closing of the Concurrent Registered Offering is not conditioned on the closing of this offering. We may sell the Notes or the Notes due 2029, or both.

VALIDITY OF THE SECURITIES

Certain legal matters relating to the validity of the notes will be passed on for us by Squire Patton Boggs (US) LLP. Sullivan & Cromwell LLP advised the agents in connection with the offering. Sullivan & Cromwell LLP from time to time performs legal services for M&T and its subsidiaries.